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                         STRATEGIC COOPERATION AGREEMENT

     This Strategic Cooperation Agreement (the "Agreement") is entered into as of January 23, 2001 (the "Effective Date") by and between Metalync Company LLC, a Delaware limited liability Company ("Metalync"), Metaldyne Corporation, a Delaware corporation ("Metaldyne") (for purposes of Sections 2 and 4(a) only), and Global Metal Technologies, Inc., a Delaware corporation ("GMTI') (each a "Party" and collectively, the "Parties").

     WHEREAS, Metalync and its subsidiary manufacture highly engineered products for the transportation, industrial and consumer markets and is commonly controlled with GMTI, a leading designer and manufacturer of highly engineered, medium size aluminum die castings predominantly for the automotive industry;

     WHEREAS, Metalync intends to change its name to Metaldyne Company LLC;

     WHEREAS, the Parties desire to realize the benefits of a cooperative relationship with respect to their complementary business services as part of a full metal forming and fabrication platform serving automotive and other industrial original equipment manufacturers ("OEMs");

     WHEREAS, GMTI acknowledges that this Agreement is fair and equitable and contains terms comparable to the terms that would be achieved in an arm's length transaction with a person that is not an affiliate and is of the kind which would be entered into by a prudent person in the position of GMTI with a person which is not one of its affiliates;

     WHEREAS, Metalync acknowledges that this Agreement is entered into in the ordinary course of business and contains terms and conditions not less favorable to Metalync than could be obtained on an arm's-length basis from an unrelated third party;

     WHEREAS, the Parties desire to set forth in this Agreement certain aspects of a strategic relationship between Metalync and GMTI, some of which may be supplemented in the future by more detailed agreements;

     NOW, THEREFORE, in exchange for valuable and adequate consideration and the terms set forth below, the Parties agree as follows:

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1.   STRATEGIC RELATIONSHIP.

     (a) The purpose of this Agreement is to broadly establish certain of the parameters for a strategic relationship between the Parties under which the Parties will operate independently, but cooperatively, as part of a full metal forming and fabrication platform serving automotive and other industrial OEMs.

     (b) During the Term of this Agreement, Metalync will provide to GMTI and its subsidiaries, and GMTI will provide to Metalync and its subsidiaries, the corporate services and functions listed on Schedule A attached hereto as well as such other corporate services and/or functions which may be mutually identified by the Parties in the future, including those which may be contemplated by Section 1(c). It is expected that the requirements for services and/or functions set forth on Schedule A by a particular Party may be fluid. Accordingly, the chief executive officers of each of GMTI and Metalync will be meet frequently (and not less frequently than monthly) to identify the mutual requirements of each such Party and to specify any changes required to be made to the then existing arrangements.

     (c) From time to time, the Parties will cooperate to identify employees of GMTI and its subsidiaries whose employment by Metalync or one of its subsidiaries rather than GMTI would be mutually advantageous. Under such circumstances, the Parties will seek to arrange for the termination of the GMTI employee, the immediate hiring of such employee by Metalync or one of its subsidiaries on mutually acceptable terms and the provision of services by such identified employee or other employees of Metalync and its subsidiaries on the terms contemplated hereby to the extent required by GMTI. In such event, the salary and employee benefits paid to such employees will become a responsibility of Metalync or its subsidiary from and after the hiring of such employee.

     (d) Charges by a Party for the provision of services by such Party to the other Party and its subsidiaries pursuant to this Agreement will be at the cost to the providing Party, except as set forth on the Schedules hereto or as may be otherwise agreed. Metalync and GMTI will deliver invoices to one another on a regular basis to be determined (but not less frequently than quarterly) for services rendered hereunder and the net amount shall be paid by the Party owing amounts for the particular period in accordance with the term of the particular invoice (but not later than 90 days after the date of the invoice). Each Party will endeavor to maintain adequate records to support such invoices and the Parties will cooperate with one another in



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           accounting and tax matters necessitated by this Agreement. If requested by any Party, the other Party will provide such supporting information as may be reasonably requested by it.

     (e) It is agreed that GMTI and Metalync will be cooperatively marketing their collective products and services on a basis that is mutually beneficial and that each Party will have the opportunity to benefit from cost reductions in raw materials and energy costs due to, among other things, volume discounts from suppliers, the greater procurement and provisioning capabilities of one Party as compared with the other Party. The Parties will negotiate with one another in good faith to identify such opportunities and to document them as identified. The first such initiatives, to become effective immediately but to be more fully documented after the signing of this Agreement, relate to metal purchases and energy supplies as set forth on Schedule B hereto.

     (f) The provision of services and/or the cooperation of the Parties with respect to the procurement of other corporate services pursuant to this Agreement will in no way create an obligation on the part of one Party to assume, guarantee or otherwise become liable for, the debts or obligations of the other Party.

     (g) Each Party will provide to the other Party any information and documentation, whether proprietary or otherwise, as may be required in order for each Party to fulfill its obligations under this Agreement, but subject to confidentiality to the extent such information is non-public, in any reasonable manner whatsoever.

     (h) GMTI or Metalync may provide the services contemplated hereby directly or through any of their respective subsidiaries or affiliates.

2.   INTELLECTUAL PROPERTY USE AND OWNERSHIP.

     (a) Metalync hereby authorizes the use of the "Metalync" trade name and related intellectual property by Metalync in connection with its performance of this Agreement.

     (b) It is understood that Metalync will market certain agreed products and services of GMTI and its subsidiaries when marketing its own products and services Under the Metalync name. It will ensure paper invoicing and allocation of all receivables and will not directly or indirectly act to

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           divest or impair GMTI of any of its business opportunities. Any such unanticipated conflicts shall be resolved through good faith negotiations between the chief executive officers of GMTI and Metalync.

     (c) The use by Metalync of any trademark, service mark or trade name of GMTI in connection with the performance of this Agreement will in no way create an obligation by Metalync to allow the use of, or a right of GMTI to use, the "Metalync" trade name or related intellectual property by GMTI. Any services provided by Metalync hereunder using the "Metalync" trade name or related intellectual property shall not be construed in any manner as authorizing or constituting the conduct of business by GMTI under such name.

     (d) GMTI acknowledges that Metalync retains title to and ownership of and all rights with respect to the "Metalync" trade name and related intellectual property.

     (e) Metalync will retain all right, title and interest in and to all of its trademarks, service marks and trade names worldwide.

3.   TERM, TERMNATION AND SURVIVAL.

     (a) This Agreement will begin on the Effective Date and will continue until the earlier of: (i) any business combination involving Metalync or any of its subsidiaries and GMTI or (ii) GMTI and Metalync ceasing to be within the common control of Heartland Industrial Partners, L.P. and its affiliates (the "Term"), unless terminated in accordance with the provisions hereof.

     (b) Either Party may terminate this Agreement upon written notice to the other Party if the other Party materially fails to perform or observe any of its obligations under this Agreement or if there is a determination by either such Party that the intended benefits, or anticipated burdens, of this Agreement are materially different than presently anticipated and such failure or determination cannot be remedied or, if remediable, is not cured within sixty (60) days after written notice thereof from the terminating Party.

     (c) The provisions of Section 4 with respect to indemnity will survive any termination of this Agreement.

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4.   REPRESENTATIONS, WARRANTIES AND INDEMNITY.

     (a) Each Party represents and warrants that it is duly organized and has the unrestricted right to enter into and perform this Agreement.

     (b) Metalync will indemnify, defend and hold harmless GMTI, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from any gross negligence or willful misconduct in the performance of this Agreement by it or its breach of any representation or covenant in this Agreement in any material respect. GMTI will promptly notify Metalync of any and all such claims and will reasonably cooperate with Metalync with the defense and/or settlement thereof, provided that if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts GMTI in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require GMTI's written consent (not to be unreasonably withheld or delayed) and GMTI may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

     (c) GMTI will indemnify, defend and hold harmless Metalync, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) not arising from its performance of this Agreement or its breach or covenant in this Agreement. Metalync will promptly notify GMTI of any and all such claims and will reasonably operate with GMTI with the defense and/or settlement thereof, provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Metalync in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Metalync's written consent (not to be unreasonably withheld or delayed) and Metalync may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

5.   FURTHER AGREEMENT.

     The Parties agree that as soon as practicable hereafter, they shall enter into one or more detailed agreements related to the matters contemplated by this

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Agreement, as requested by any Party, as well as certain other services and/or functions identified by the Parties in the future.

6.       GOVERNING LAW

     This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, the internal, substantive laws of the State of Michigan. In connection with any judicial proceeding, the parties consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over Wayne County, Michigan.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                     METALYNC COMPANY LLC

                                     By: ____________________________
                                         Name:
                                         Title:


                                     METALYNC CORPORATION

                                     By: ____________________________
                                         Name:
                                         Title:


                                     GLOBAL METAL TECHNOLOGIES, INC.

                                     By: ____________________________
                                         Name:
                                         Title:

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                                                                      Schedule A

                            SERVICES AND FUNCTIONS(a)

o   Finance and Accounting

    o   Accounts Payable
    o   Accounts Receivable

o   Human Resources (to be provided in both directions as agreed by the CEOs)

    o   Benefits Administration
    o   Insurance
    o   Risk Reserves

o Information Technology (to be provided in both directions as agreed by the CEOs)

o Sales (to be provided in both directions on an account-by-account basis as agreed by the CEOs)

o   Strategic Light Metal Services (to be provided by GMTI)

o   Operational Services

    o   Purchase of Raw Materials

o Quality Control and Engineering Services (mutual cooperation may be required)


____________________
(a) To be provided by Metaldyne, unless otherwise noted.


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                          STRATEGIC PURCHASING SERVICE
                  SCHEDULE B TO STRATEGIC COOPERATION AGREEMENT

SERVICE

     On an ongoing basis, Metalync will purchase for GMTI raw materials and utility services subject to the terms contained herein.

OBLIGATIONS OF PARTIES

o Raw Materials - Metalync will purchase for GMTI aluminum raw materials. GMTI will promptly reimburse Metalync for the funds for raw material purchases, together with the other payments described below.

o Utility Service - Metalync will purchase for GMTI electric and natural gas services for its various plants. GMTI will promptly reimburse Metalync for the funds for such utility service purchases, together with the other payments described below.

o In no event shall the gross receivables due to Metalync from GMTI for the purchasing services described herein at any time exceed Nine Million Dollars ($9,000,000) or such lesser amount as Metalync shall advise GMTI as causing its aggregate investments in GMTI to exceed such amount.

LENGTH OF AGREEMENT

     Metalync agrees to provide the purchasing services described herein on an ongoing basis. Termination of any of these purchasing services by either party requires thirty (30) days notice in writing.

PAYMENTS

o As long as any of the purchasing services described herein are being provided by Metalync, GMTT agrees to make a payment in reimbursement of assumed Metalync administrative fees of Five Thousand Dollars ($5,000) per month.

o To the extent funds advanced by Metalync exceed funds due from GMTI for any aspect of the purchasing services described herein, GMTI shall pay Metalync interest on such excess at a rate equal to one percent (1%) over the interest rate then being charged Metalync under its revolving credit facility.

o To the extent Metalync provides raw materials or utility service at a price less than GMTI could otherwise obtain such raw materials or utility service, GMTI shall pay to Metalync cost savings payment equal to fifty percent (50%) of the savings.